Exhibit 99.4
                             SOUTHERN POWER COMPANY

                                OFFER TO EXCHANGE
                                 ALL OUTSTANDING
                 4.875% SENIOR NOTES, SERIES C DUE JULY 15, 2015
               FOR 4.875% SENIOR NOTES, SERIES D DUE JULY 15, 2015
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933


To:  Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Southern Power Company (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated __________ ___, 200__ (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") its 4.875% Senior Notes, Series D due July 15, 2015, which have been registered under the Securities Act of 1933, as amended, for its outstanding 4.875% Senior Notes, Series C due July 15, 2015 (the "Original Senior Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated July 8, 2003, by and among the Company and the initial purchasers referred to therein.

         We are requesting that you contact your clients for whom you hold Original Senior Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Senior Notes registered in your name or in the name of your nominee, or who hold Original Senior Notes registered in their own names, we are enclosing the following documents:

         1.       Prospectus dated __________ ___, 200__;

         2. The Letter of Transmittal for your use and for the information of your clients;

         3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

         4. A form of letter which may be sent to your clients for whose account you hold Original Senior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

         5. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

         Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on __________ ___, 200__, unless extended by the Company (the "Expiration Date"). Original Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

         To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Original Senior Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

         If a registered holder of Original Senior Notes desires to tender, but such Original Senior Notes are not immediately available, or time will not permit such holder's Original Senior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption "THE EXCHANGE OFFER--Procedures for Tendering--Guaranteed Delivery Procedures."

         In all cases, exchanges of the Original Senior Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Original Senior Notes, or confirmation of book-entry transfer of such Original Senior Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message and (c) any other required documents.

         The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Notes pursuant to the Exchange Offer. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Senior Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Original Senior Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.


                                                     Very truly yours,


                                                     SOUTHERN POWER COMPANY


         Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for the documents enclosed herewith and the statements expressly made in the Prospectus or the Letter of Transmittal.


Enclosures